Exhibit 3.9

MILLERCOORS LLC

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

November 30, 2016

THE UNITS REPRESENTED BY THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

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TABLE OF CONTENTS

(continued)

SCHEDULES

Schedule of Members

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MILLERCOORS LLC

SECOND AMENDED AND RESTATED OPERATING AGREEMENT

THIS SECOND AMENDED AND RESTATED OPERATING AGREEMENT of MillerCoors LLC (the “Agreement’) is entered into as of November 30, 2016 by and between the Company and the undersigned Members.

WHEREAS, Miller Brewing Company, a Wisconsin corporation (“Miller”), Coors Brewing Company, a Colorado corporation (“CBC”), SABMiller plc, a company incorporated under the laws of England and Wales (“SABMiller”), and Molson Coors Brewing Company, a Delaware corporation (“Molson Coors”), entered into a Joint Venture Agreement on December 20, 2007 (as amended, the “JV Agreement”), pursuant to which they agreed to establish and engage in a joint venture for the purpose of combining their respective operations in the United States and Puerto Rico and all United States military bases located in the United States or Puerto Rico;

WHEREAS, in furtherance thereof, the Company was formed as a limited liability company pursuant to the Act (as defined below) by filing a Certificate of Formation with the Secretary of State of the State of Delaware on April 4, 2008 and the execution of an operating agreement between Miller and CBC on the same date (the “Original Agreement”);

WHEREAS, in connection with the consummation of the transactions contemplated by the JV Agreement, (i) Miller, CBC, SABMiller and Molson Coors amended and restated the Original Agreement by entering into that certain Amended and Restated Operating Agreement of MillerCoors LLC, dated as of July 1, 2008 (the “Prior Agreement”), (ii) Miller became the sole record and beneficial owner of 420,000 Class A Shares of the Company and 160,000 Class B Shares of the Company (collectively, the “Acquired Shares”), and (iii) CBC became the sole record and beneficial owner of 420,000 Class A Shares of the Company;

WHEREAS, on December 25, 2010, CBC assigned all of its right, title and interest, to 420,000 Class A Shares of the Company, and all of its rights and obligations under the Prior Agreement, to MC Holding Company LLC, a Colorado limited liability company (“MC Holding”), a wholly owned, direct subsidiary of Molson Coors;

WHEREAS, on November 11, 2015, Anheuser-Busch InBev SA/NV, a public company organized under the laws of Belgium (“ABI”), and SABMiller announced its proposed acquisition of all of the issued and to be issued share capital of SABMiller, and, in connection therewith, ABI and Molson Coors entered into that certain Purchase Agreement, dated as of November 11, 2015 (as amended, the “Purchase Agreement”), pursuant to which ABI agreed to (and agreed to cause Miller to) sell, transfer and deliver to Molson Coors, and Molson Coors has agreed to purchase, acquire and accept the Acquired Shares;

WHEREAS, pursuant to an Assignment and Assumption Agreement, dated as of October 11, 2016, by and between, among others, Molson Coors, MC Holding and MillerCoors Holdings LLC, a Colorado limited liability company (“MillerCoors Holdings”), Molson Coors assigned its right under the Purchase Agreement to purchase (a) 160,000 Class B Shares of the Company and 327,775 Class A Shares of the Company (collectively, the “MC Holding Acquired Shares”) to MC Holding and (b) 92,225 Class A Shares of the Company (the “MillerCoors Holdings Acquired Shares”) to MillerCoors Holdings;

WHEREAS, upon consummation of the transactions contemplated by the Purchase Agreement, MC Holding acquired all of Miller’s right, title and interest in, to and under the MC Holding Acquired Shares, and MillerCoors Holdings acquired all of Miller’s right, title and interest in, to and under the MC Holding Acquired Shares, in each case, on the terms and conditions contained in the Purchase Agreement; and

WHEREAS, the Company and each of MC Holding and MillerCoors Holdings now desire to amend and restate the Prior Agreement as and to the extent provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS; DEFINITIONS

1.1                               Formation. The Company was  organized on April 4, 2008 as a Delaware limited liability company by the filing of a certificate of formation (the “Certificate”) in accordance with the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq. (as amended from time to time, the “Act”).

1.2                               Name. The name of the Company will be “MillerCoors LLC” or such other name or names as the Board may from time to time designate.

1.3                               Purpose. The Company’s purpose shall be to carry on any activities which may lawfully be carried on by a limited liability company organized pursuant to the Act.

1.4                               Registered Office; Registered Agent; Place of Business. The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by law. The registered agent of the Company in the State of Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Board may designate from time to time in the manner provided by law. The Company will maintain an office and principal place of business at such place or places inside or outside the State of Delaware as the Board may designate from time to time and all business and activities of the Company shall be deemed to have occurred at its principal office.

1.5                               Definitions. For purposes of this Agreement:

“ABI” has the meaning set forth in the Recitals.

“Acquired Shares” has the meaning set forth in the Recitals.

“Act” shall have the meaning given to such term in Section 1.1.

“Affiliate” of any particular Person means (i) any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (ii) if such Person (other than the Company) is a partnership (including limited partnership) or limited liability company, any partner or member thereof.

“Agreement” shall have the meaning given to such term in the Preamble.

“Board” means the Board of Managers of the Company established pursuant to Section 4.2.

“Capital Account” has the meaning given such term in Section 2.2(a).

“CBC” has the meaning set forth in the Recitals.

“Certificate” shall have the meaning given to such term in Section 1.1.

“Class A Share” means a Share having the relative rights, powers and obligations specified with respect to Class A Shares in this Agreement.

“Class B Share” means a Share having the relative rights, powers and obligations specified with respect to Class B Shares in this Agreement.

“Closing” has the meaning set forth in the Purchase Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company” means MillerCoors LLC, a Delaware limited liability company formed pursuant to the Certificate and governed by this Agreement.

“Event of Withdrawal” means the death or dissolution of a Member.

“Indemnified Person” shall have the meaning given to such term in Section 5.2.

“JV Agreement” has the meaning set forth in the Recitals.

“Majority in Interest” means, as of any time of determination, the Members holding a majority of the Class A Shares outstanding at such time.

“Manager” means an individual serving as a member of the Board, who, for purposes of the Act, will be deemed a “manager” (as defined in the Act) but will be subject to the rights, obligations, limitations and duties set forth in this Agreement and, except to the extent expressly modified herein, the Act.

“MC Holding” has the meaning set forth in the Recitals.

“MC Holding Acquired Shares” has the meaning set forth in the Recitals.

“Member” means any of the parties identified on the Schedule of Members as a member or admitted as a member after the date of this Agreement in accordance with the terms hereof, in each case for so long as such Person continues to be a member hereunder.

“Miller” has the meaning set forth in the Recitals.

“MillerCoors Holdings” has the meaning set forth in the Recitals.

“MillerCoors Holdings Acquired Shares” has the meaning set forth in the Recitals.

“Molson Coors” has the meaning set forth in the Recitals.

“Officers” shall have the meaning given to such term in Section 4.5.

“Original Agreement” has the meaning set forth in the Recitals.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation (whether or not for-profit), custodian, nominee or any other individual or entity in its own or any representative capacity.

“Prior Agreement” has the meaning set forth in the Recitals.

“Purchase Agreement” has the meaning set forth in the Recitals.

“Regulatory Allocations” has the meaning given to such term in Section 3.2(b).

“SABMiller” has the meaning set forth in the Recitals.

“Share” means a limited liability company interest in the Company representing a fractional part of the interest in profits, losses and distributions of the Company held by all Members and shall include Class A Shares and Class B Shares; provided, that any class, group or series of Shares issued shall have the relative rights, powers and obligations set forth in this Agreement.

“Tax Matters Member” has the meaning given to such term in Section 9.4.

“Terminated Member” means a Person who has ceased to be a Member pursuant to Section 6.4.

“Transfer” shall have the meaning given to such term in Section 6.1.

1.6                               Term. The Company shall continue until dissolved and terminated in accordance with Article VII.

1.7                               No State-Law Partnership. Except to the extent set forth in the next sentence, the Members intend that the Company not be a partnership (including a limited partnership) or joint venture and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement and neither this Agreement nor any other document entered into by the Company or any Member shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

ARTICLE II

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

2.1                               Capital Contributions.

(a)                                 Persons admitted as Members of the Company shall make such contributions of cash (or promissory obligations), property or services to the Company as shall be determined by the Board and the Member making the contribution in their sole discretion at the time of each such admission and from time to time thereafter.

(b)                                 No Member shall have any responsibility to contribute to or in respect of liabilities or obligations of the Company, whether arising in tort, contract or otherwise, or return distributions made by the Company except as required by the Act or other applicable law. The failure of the Company to observe any formalities or requirements relating to the exercise of its powers or the management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Members for liabilities of the Company.

(c)                                  No interest shall be paid by the Company on capital contributions.

(d)                                 A Member shall not be entitled to receive any distributions from the Company except as provided in this Agreement, nor shall a Member be entitled to make any capital contribution to the Company, other than as expressly provided herein. Any Member may, with the approval of the Board, make loans to the Company, and any loan by a Member to the Company shall not be considered to be a capital contribution for any purpose.

(e)                                  For purposes of this Agreement, the value of any property contributed by or distributed to any Member shall be as determined by the Board.

2.2                               Capital Accounts.

(a)                                 A capital account shall be established and maintained for each Member (a “Capital Account”). Each Member’s Capital Account (i) shall be increased by (A) the amount of money contributed by that Member to the Company, (B) the fair market value of property contributed by that Member to the Company (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Section 752 of the Code), and (C) allocations to that Member of Company income and gain (or items of income and gain), including income and gain exempt from tax and income and gain described in Treas. Reg. § 1.704-1(b)(2)(iv)(g) but excluding income and gain described in Treas. Reg. § 1.704-1(b)(4)(i) and (ii) shall be decreased by (A) the amount of money distributed to that Member by the Company, (B) the fair market value of property distributed to that Member by the Company (net of liabilities secured by the distributed property that the Member is considered to assume or take subject to under Section 752 of the Code), (C) allocations to that Member of expenditures of the Company described in Section 705(a)(2)(B) of the Code, and (D) allocations of Company loss and deduction (or items of loss and deduction), including loss and deduction described in Treas. Reg. § 1.704-1(b)(2)(iv)(g), but excluding items described in clause (ii)(C) above, and loss or deduction described in Treas. Reg. § 1.704-1(b)(4)(i) or § 1.704-1(b)(4)(iii).

(b)                                 The Members’ Capital Account shall be maintained and adjusted as permitted by the provisions of Treas. Reg.§ 1.704-1(b)(2)(iv)(f) and as required by the provisions of Treas. Reg. §§ 1.704-1(b)(2)(iv) and 1.704-1(b)(4), including adjustments to reflect the allocations to the Members of depreciation, depletion, amortization and gain or loss as computed for book purposes rather than the allocation of the corresponding items as computed for tax purposes, as required by Treas. Reg. § 1.704-1(b)(2)(iv)(g). Upon the transfer of all or part of a Member’s interest in the Company, the Capital Account of the transferor that is attributable to the transferred interest or part of the transferred interest shall carry over to the transferee Member in accordance with the provisions of Treas. Reg. § 1.704-1(b)(2)(iv)(l).

(c)                                  The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Account are intended to comply with Treas. Reg. § 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the capital accounts, or any increases or decreases to the capital accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modification.

ARTICLE III

DISTRIBUTIONS; ALLOCATIONS

3.1                               Distributions. Distributions of cash or other assets of the Company shall be made at such times and in such amounts as the Board may determine. Unless the Board determines otherwise, distributions shall be made to Members pro rata based on the number of Shares held by each Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of his, her or its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

3.2                               Allocations of Profits and Losses.

(a)                                 Except as otherwise set forth in this Section 3.2 and Section 7.2(c), for Capital Account purposes, all items of income, gain, loss, and deduction shall be allocated among the Members pro rata based on the number of Shares held by each Member.

(b)                                 The allocation and capital account maintenance provisions of Treasury Regulations under Section 704 of the Code are hereby incorporated by reference, including a “qualified income offset” within the meaning of Treas. Reg. § 1.704-1(b)(2)(ii)(d), the rules regarding allocation of “partner nonrecourse deductions” under Treas. Reg. § 1.704-2(i)(1), “minimum gain chargeback” under Treas. Reg. § 1.704-2(f) and “partner nonrecourse debt minimum gain chargeback” under Treas. Reg. § 1.704-2(i)(4), and the limitation on allocation of losses to any Member that would cause a deficit Capital Account in excess of such Member’s capital contribution obligations and share of minimum gain and partner nonrecourse debt minimum gain under Treas. Reg. § 1.704-1(b)(2)(ii)(d) as modified by Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5) (together, the “Regulatory Allocations”). For the avoidance of doubt, the foregoing regulatory allocations shall be taken into account in allocating income, gain, loss, and deduction among Members so that, to the extent possible, the net amount of such allocations of income, gain, loss, and deduction and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

3.3                               Tax Allocations. For U.S. federal income tax purposes, all items of income, gain, loss, credit and deduction shall be allocated to each Member in the same manner as provided in Section 3.2(a) and Section 3.2(b) to which such tax items relate except that items with respect to which there is a difference between Tax and book basis (as computed in accordance with Treas. Reg. §1.704-1(b)(2)(iv)(g)) will be allocated in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, as determined in the discretion of the Tax Matters Member.

ARTICLE IV

MANAGEMENT

4.1                               Authority of Board. Except for situations in which the approval of one or more of the Members is required by the express terms of this Agreement or any other agreement to which the Company may be bound and subject to the provisions of this Section 4.1, (a) the Board shall conduct, direct and exercise full control over all activities of the Company, (b) all management powers over the business and affairs of the Company shall be exclusively vested in the Board and (c) the Board shall have the sole power to bind or take any action on behalf of the Company or to exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals or make certain determinations, opinions, judgments or other decisions) granted to the Company under this Agreement or any other agreement, instrument or other document to which the Company is a party.

4.2                               Composition of Board.

(a)                                 Number and Appointment. The Board shall consist of three Managers. Thereafter, the number of Managers eligible to be on the Board shall be established from time to time by the Majority in Interest (such number not to exceed seven Managers in total), and the Majority in Interest shall have the right to appoint all Managers. The Managers shall be Mark R. Hunter, Tracey Joubert, and Samuel D. Walker.

(b)                                 Term. Each Manager appointed shall serve effective upon the Company’s receipt of notice appointing such Manager (or at such later time or upon the happening of some event specified in such notice) from the Majority in Interest (except that the Managers identified by name in Section 4.2(a) shall serve from the date of this Agreement) and until a successor is appointed in accordance with the terms hereof or his or her earlier resignation, death or removal. A Manager will be removed from the Board, with or without cause, only at the written request of the Majority in Interest. A Manager may resign at any time by delivering written notice to the Company. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

(c)                                  Vacancies. A vacancy on the Board because of resignation, death or removal of a Manager will be filled by the Majority in Interest. If the Majority in Interest fails to appoint a Manager pursuant to the terms of this Section 4.2, such position on the Board shall remain vacant until the Majority in Interest exercises its right to appoint a Manager as provided hereunder.

(d)                                 Chairman. The Board shall designate one of the Managers to serve as Chairman. The Chairman shall be Mark R. Hunter.  The Chairman shall preside at all meetings of the Board. If the Chairman is absent, then the Managers present shall designate a Manager to serve as interim chairman for that meeting.

4.3                               Reimbursement; Compensation. The Managers shall be entitled to be reimbursed for their direct out-of-pocket travel expenses incurred in the course of their attendance at Board and Member meetings, and each non-employee Manager shall receive the same remuneration (including equity grants and/or other equity-based compensation) for serving as a Manager (if any) which is paid to any Manager.

4.4                               Board Actions; Meetings. Unless another percentage is set forth herein or required by applicable law, any determination or action required to be taken by the Board shall be taken by a majority of the Managers then in office (through meetings of the Board or written consents pursuant to this Section 4.4). A majority of the Managers then in office shall constitute a quorum sufficient for conducting meetings and making decisions. The vote of a majority of the Managers present at a meeting at which a quorum is present (with one vote per Manager) shall be the act of the Board. Regular meetings of the Board may be held on such date and at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called from time to time by any two Managers. Notice of each special meeting of the Board stating the date, place and time of such meeting shall be given to each Manager by hand, telephone, telecopy, overnight courier or the U.S. mail at least twenty-four (24) hours prior to any meeting of the Board. Notice may be waived before or after a meeting or by attendance without protest at such meeting. Any action to be taken by the Board may be taken at a meeting of the Board or by a written consent executed by Managers having not less than the minimum votes that would be necessary to authorize or take such action at a meeting. Prompt notice of the taking of any action by the Board without a meeting by less than unanimous consent will be given to those Managers who did not consent in writing to the action. Managers shall be entitled to participate in a meeting of the Board by means of telephone conference or similar communications equipment by which all Persons participating in the meeting can communicate with each other, and such participation in a meeting shall constitute presence in person at the meeting. The Board may adopt such other procedures governing meetings and the conduct of business at such meetings as it shall deem appropriate.

4.5                               Delegation of Authority.

(a)                                 Generally. The Board may, from time to time, delegate to one or more Persons (including any Member or member, officer or other authorized person of the Board) such authority and duties as the Board may deem advisable; provided that no Person shall be delegated the power to take any action that would violate the express terms of this Agreement.

(b)                                 Officers; Senior Leadership Team.

(i)                                     Without limiting the generality of Section 4.5(a), the Board may from time to time designate individuals as officers of the Company (“Officers”), including such Officers as may from time to time be designated as members of the Company’s Senior Leadership Team, and such Officers shall have such authority and perform such duties as the Board may from time to time delegate to them, including on behalf of or in respect of the Company, and shall serve at the will of the Board. The members of the Company’s Senior Leadership Team shall be:

Name	Title

Gavin Hattersley	President and Chief Executive Officer

Scott Whitley	President and Chief Executive Officer, Tenth and Blake Beer Company

Kevin Doyle	President, Sales and Distributor Operations

Gregory Tierney	Chief Financial Officer

Fernando Palacios	Executive Vice President and Chief Integrated Supply Chain Officer

David Kroll	Chief Marketing Officer

Peter Marino	Chief Public Affairs and Communications Officer

Vicky Cookson	Chief People and Diversity Officer

Katherine H. Grebe	Chief Legal Officer, Corporate Services Officer and Secretary

(ii)                                  The Officers of the Company and its subsidiaries, in the performance of their duties as such, shall owe to the Company and its subsidiaries fiduciary duties (including duties of loyalty and due care) of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware. Any delegation pursuant to this Section 4.5 may be revoked at any time by the Board. Any Officer shall have the authority to sign, or to appoint persons to sign, all documents submitted on the Company’s behalf to the Alcohol and Tobacco Tax and Trade Bureau or state or local alcoholic beverage regulatory or taxing authorities.

4.6                               Purchase of Membership Interest. Subject to the provisions of this Agreement and the terms of any other agreement to which the Board may be bound, the Board may cause the Company to purchase or otherwise acquire limited liability company interests in the Company; provided that this Section 4.6 shall not in and of itself obligate any Member to sell any limited liability company interests to the Company. So long as any such limited liability company interests are owned by the Company such limited liability company interests will not be considered outstanding for any purpose.

4.7                               Limitation of Liability.

(a)                                 Duties of Manager; Limitation of Liability. Except as otherwise provided herein and to the maximum extent permitted by the Act, no present or former Manager nor any such Manager’s Affiliates, employees, agents or representatives shall be liable to the Company or to any Member for any act or omission performed or omitted by such Person in its capacity as Manager; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to such Person’s gross negligence, willful misconduct, bad faith, fraud or knowing violation of law, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Manager shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Manager in good faith reliance on such advice shall in no event subject such Manager or any of such Manager’s Affiliates, employees, agents or representatives to liability to the Company or any Member.

(b)                                 Board Discretion. Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination in its “good faith” or under another express standard, each Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as such Manager acts in good faith, the resolution, action or terms so made, taken or provided by the Board shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Manager or any of such Manager’s Affiliates, employees, agents or representatives. With respect to any action taken or decision or determination made by the Board, it shall be presumed that the Managers acted in good faith and in compliance with this Agreement and the Act and any Person bringing, pleading or prosecuting any claim with respect to any action taken or decision or determination made by the Board shall have the burden of overcoming such presumption; provided that, for the avoidance of doubt, this sentence shall not be deemed to increase or place any duty of care or loyalty on the Board or any Manager.

(c)                                  Limitation of Duties. To the maximum extent permitted by applicable law, the Company and each Member hereby waives any claim or cause of action against each Manager and each Member and their respective Affiliates, employees, agents and representatives (other than claims or causes of action against any such Person serving in his or her capacity as an officer, employee or service-provider of the Company or any of its subsidiaries) for any breach of any fiduciary duty to the Company or its Members or any of the Company’s subsidiaries by any such Person, including as may result from any conflict of interest, including a conflict of interest between the Company or its Members or any Member’s equity holders or any of the Company’s subsidiaries and such Person or otherwise, any breach of loyalty or any breach of the duty of care; provided that, with respect to actions or omissions by a Manager, such waiver shall not apply to the extent the act or omission was attributable to such Manager’s gross negligence, willful misconduct, bad faith, fraud or knowing violation of law, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Each Member acknowledges and agrees that in the event of any such conflict of interest, each such Person (in the absence of bad faith) may act in the best interests of such Person or its Affiliates, employees, agents and representatives. No Manager or Member (other than any Person serving as an officer, employee or service-provider of the Company or any of its subsidiaries) shall be obligated to give any consideration to any interest of or factors affecting the Company or any of its subsidiaries or any Member, or to recommend or take any action in its capacity as a Manager or Member that prefers the interests of the Company or any of its subsidiaries or any Member over the interests of such Person or its Affiliates, employees, agents or representatives, and each of the Company and each Member hereby waives the fiduciary duty, if any, of such Person to the Company and/or its Members, including in the event of any such conflict of interest or otherwise; provided that, with respect to actions or omissions by any Manager, such waiver shall not apply to the extent the act or omission was attributable to such Manager’s gross negligence, willful misconduct, bad faith, fraud or knowing violation of law, in each case as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). The provisions of this Agreement, to the extent that they restrict the duties (including fiduciary duties) and liabilities of an Indemnified Person otherwise existing at law or in equity, are agreed by the Company and each Member to replace such other duties and liabilities of such Indemnified Person. Except as expressly set forth herein or in another agreement between such Indemnified Person and the Company or any of its subsidiaries or Affiliates, to the fullest extent permitted by applicable law, no Indemnified Person will have any fiduciary duties to the Company or any Member, and will otherwise not have any obligations other than such obligations as specifically provided by this Agreement or any such other agreement.

(d)                                 Effect on Other Agreements. This Section 4.7 shall not in any way affect, limit or modify any Person’s duties, liabilities or obligations under any employment agreement, consulting agreement, management services agreement, confidentiality agreement, non-competition agreement, non-solicitation agreement or any similar agreement with any Manager, the Company or any of their respective subsidiaries.

ARTICLE V

EXCULPATION AND INDEMNIFICATION

5.1                               Exculpation. No present or former Officer or Manager shall be liable to any Manager, the Company or any Member for any loss suffered by the Company or any Member unless such loss is caused by such Person’s gross negligence, willful misconduct, bad faith, fraud, knowing violation of law or breach of the express terms of this Agreement, in each case, as determined by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected). Any Officer or Manager may consult with counsel and accountants and other experts, including financial advisors, in respect of Company affairs and, provided such Person acts in good faith reliance upon the advice or opinion of such counsel or accountants or other experts, such Person shall not be liable for any loss suffered by the Company or any Member in reliance thereon. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the Act. No Member or Manager of the Company shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Manager of the Company or any combination of the foregoing.

5.2                               Right to Indemnification. The Company hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Company is providing immediately prior to such amendment), against all expenses, liabilities and losses (including attorney fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Member or is or was serving as a Manager or Officer or is or was serving at the request of the Company or the Board as a managing member, manager, officer, director, principal or member of another corporation, partnership, joint venture, limited liability company, trust or other enterprise if, in each case, and unless otherwise determined by the Board in good faith, such Indemnified Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company or of such corporation, partnership, joint venture, limited liability company, trust or other enterprise and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Person’s conduct was unlawful; provided that (A) unless the Board otherwise determines, no Person shall be entitled to indemnification hereunder with respect to a proceeding initiated by such Person or with respect to a proceeding between such Person or such Person’s Affiliates (excluding, for purposes hereof, the Company’s Members or any of their respective subsidiaries) on the one hand and the Company or any of its Affiliates on the other; and (B) no Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to such Person’s or its Affiliates’ (excluding, for purposes hereof, the Company’s Members’ and their respective subsidiaries’) present or future breaches of any representations, warranties or covenants by such Indemnified Person or its Affiliates (excluding, for purposes hereof, the Company’s Members and their respective subsidiaries), employees, agents or representatives contained herein or in any other agreement with the Company’s Members or any of their respective subsidiaries. Expenses, including attorneys’ fees and expenses, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Company as incurred in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Company. The rights granted pursuant to this Article V shall be deemed contract rights and no amendment, modification or repeal of this Article V shall have the effect of limiting or denying any such rights with respect to actions taken or proceedings arising prior to any amendment, modification or repeal. It is expressly acknowledged that the indemnification provided in this Article V could involve indemnification for negligence or under theories of strict liability.

5.3                               Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article V shall not be exclusive of any other right which a Member, Manager, Officer or other Person indemnified pursuant to Section 5.2 may have or hereafter acquire under any law (common or statutory), provision of the Certificate or this Agreement, other agreement, vote of Members or the Board or otherwise.

5.4                               Insurance. The Company may purchase and maintain insurance or cause its subsidiaries to purchase and maintain insurance, at its or their expense, to protect itself and any Person who is or was serving as a Manager, an Officer or an agent of the Company or is or was serving at the request of the Company or the Board as a manager, director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic limited liability company, corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such Person against such expense, liability or loss under this Article V.

5.5                               Limitation. Notwithstanding anything contained herein to the contrary (including in this Article V), any indemnity by the Company relating to the matters covered in this Article V shall be provided out of and to the extent of the Company’s assets only and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company (except as expressly provided herein).

5.6                               Effect on Other Agreements and Partners’ Obligations. This Article V shall not in any way affect, limit or modify any Member’s liabilities or obligations under this Agreement or any Officer’s or employee’s liabilities or obligations under any employment agreement, consulting agreement, confidentiality agreement, noncompete agreement, nonsolicit agreement or any other agreement with the Company or any of its subsidiaries or Affiliates.

5.7                               Savings Clause. If this Article V or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Manager, an Officer or any other Person indemnified pursuant to this Article V to the fullest extent permitted by any applicable portion of this Article V that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VI

TRANSFERS AND MEMBER RIGHTS

6.1                               Transfer of Company Interest.

(a)                                 No Member shall sell, assign, transfer or otherwise dispose of, whether voluntarily or involuntarily or by operation of law (a “Transfer”), all or any portion of his, her or its interest in the Company without the prior written consent of the Board, which consent may be given or withheld in its sole discretion. No Member shall pledge or otherwise encumber all or any portion of his, her or its interest in the Company, without the prior written consent of the Board, which consent may be given or withheld in its sole discretion.

(b)                                 Notwithstanding any other provision of this Agreement, any Transfer by a Member in contravention of any of the provisions of this Section 6.1 shall be void and ineffective and shall not bind or be recognized by the Company.

(c)                                  If and to the extent any Transfer of an interest in the Company is permitted hereunder, this Agreement (including the exhibits hereto) shall be amended by the Board to reflect the Transfer of the Company interest to the transferee, to admit the transferee as a Member and to reflect the elimination of the transferring Member (or the reduction of such transferring Member’s interest in the Company) and (if and to the extent then required by the Act) a certificate of amendment to the Certificate reflecting such admission and elimination (or reduction) shall be filed in accordance with the Act. The effectiveness of the Transfer of an interest in the Company permitted hereunder and the admission of any substitute Member pursuant to this Section 6.1 shall be deemed effective immediately prior to the Transfer of an interest in the Company to such Member or, if later, on the first date that the Board receives evidence of such Transfer including the terms thereof. If the transferring Member has transferred all or any of its interest in the Company pursuant to this Section 6.1, then, immediately following such transfer or, if later, on the first date that the Board receives evidence of such Transfer including the terms thereof, the transferring Member shall cease to be a Member with respect to the interest transferred.

(d)                                 Any Person who acquires in any manner whatsoever any interest in the Company, irrespective of whether such Person has accepted and adopted in writing the terms and provisions of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have (i) made all of the capital contributions made by, (ii) received all of the distributions received by, and (iii) agreed to be subject to and bound by all the terms and conditions of this Agreement that, any predecessor in such interest in the Company made, received and was subject to or bound.

6.2                               Member Rights; Meetings.

(a)                                 No Member, unless such Member is also a Manager, shall have any right, power or duty, including the right to approve or vote on any matter, except as expressly required by the Act or other applicable law or as expressly provided for hereunder.

(b)                                 Unless a greater vote is required by the Act or expressly provided for hereunder, the affirmative vote of a Majority in Interest shall be required to approve any proposed action subject to Member voting under the Act or other applicable law or as expressly provided for hereunder.

(c)                                  Meetings of the Members for the transaction of such business as may properly come before such Members shall be held at such place, on such date and at such time as the Board shall determine. Special meetings of Members for any proper purpose or purposes may be called at any time by the Board or the Members holding a Majority in Interest. The Company shall deliver oral or written notice (written notice may be delivered by mail or facsimile) stating the date, time, place and purposes of any meeting to each Member entitled to vote at the meeting. Such notice shall be given not less than two (2) and no more than sixty (60) days before the date of the meeting; provided that any Member may waive such notice in writing and that participation in any such meeting without object to insufficient notice shall be deemed waiver thereof.

(d)                                 Any action required or permitted to be taken at an annual or special meeting of the Members may be taken without a meeting, without prior notice, and without a vote, provided that written consents, setting forth all proposed actions to be taken at such meeting, are signed by the Members holding at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote on such action were present and voted.  Every written consent shall bear the date and signature of each Member who signs such consent. Prompt notice of the taking of action without a meeting by less than unanimous written consent shall be given to all Members who have not consented in writing to such action.

6.3                               Additional Members. The Board shall have the sole right to admit additional Members upon such terms and conditions and at such time or times as the Board shall in its sole discretion determine. In connection with any such admission, the Board shall amend the Schedule of Members to reflect the name and address of the additional Member.

6.4                               Termination of a Member. A Person will no longer be a Member for purposes of this Agreement upon an Event of Withdrawal. The Terminated Member shall only be entitled to continue to receive distributions of the Company, including distributions pursuant to Article III, as and when paid by the Company, to the same extent such Terminated Member was entitled to such distributions as a Member. Such Terminated Member will not be entitled to participate in any Company decision or determination, and his, her or its successors and assigns will acquire only his, her or its right to share in Company distributions.

ARTICLE VII

DURATION

7.1                               Duration. Subject to Section 7.2 of this Agreement, the Company shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a)                                 The determination of the Board to dissolve the Company; or

(b)                                 The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Except as otherwise set forth in this Article VII, the Members intend for the Company to have perpetual existence. No other event (including an event described in Section 18-801(4) of the Act) will cause the Company to dissolve.

7.2                               Winding Up. Upon dissolution of the Company, the Company shall be liquidated in an orderly manner. The Board shall be the liquidator pursuant to this Agreement and shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as a Company expense. The steps to be accomplished by the liquidator are as follows:

(a)                                 First, the liquidator shall satisfy all of the Company’s debts and liabilities to creditors other than Members (whether by payment or the reasonable provision for payment thereof);

(b)                                 Second, the liquidator shall satisfy all of the Company’s debts and liabilities to Members (whether by payment or the reasonable provision for payment thereof); and

(c)                                  Third, the balance, if any, to the Members in accordance with the positive balance in their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods; provided, that prior to making any such distribution, and after giving effect to all contributions, distributions and allocations for all prior periods, items of income, gain, loss and deduction (including any items attributable to the disposition of property pursuant to this Section 7.2) for the Tax Year during which the Liquidation Date occurs shall be allocated among the Members in such manner as to ensure that, to the greatest extent feasible, following those allocations, the balances in the Capital Accounts of the Members are expected to be equal to the net amount that would so be distributed to such Member in accordance with Section 3.1 (provided that, in the case of a distribution of any non-cash assets, such non-cash assets will first be written up or down to their fair market value, thus creating hypothetical gain or loss (if any), which hypothetical gain or loss shall be allocated to the Members’ Capital Accounts in accordance with the requirements of Treas. Reg. § 1.704-1(b) and other applicable provisions of the Code and this Agreement).

All distributions made pursuant to this section 7.2 shall be made no later than the end of the Company taxable year during which the liquidation of the Company occurs (or, if later, within ninety (90) days after the date of such liquidation).

7.3                               Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article VII, and the Certificate shall have been canceled in the manner required by the Act.

ARTICLE VIII

CERTIFICATION OF MEMBERSHIP INTERESTS

No Shares issued hereunder shall be certificated unless the Board elects to so certificate such interests. In the event that certificates representing Shares are issued, such certificates will bear the following legend:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED AS OF                   ,         , HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE TRANSFER OF THE INTEREST REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE CONDITIONS SPECIFIED IN A SECOND AMENDED AND RESTATED OPERATING AGREEMENT, AS AMENDED FROM TIME TO TIME, GOVERNING THE ISSUER (THE “COMPANY”), BY AND AMONG THE ISSUER AND ITS MEMBERS. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

ARTICLE IX

BOOKS OF ACCOUNT; RECORDS

9.1                               Books. The Board will maintain, on behalf of the Company, complete and accurate books of account of the Company’s affairs at the Company’s principal office, which books will be open to inspection by any Member (or his authorized representative) at any time during ordinary business hours and shall be maintained in accordance with the Act.

9.2                               Tax Returns.  The Company shall prepare or cause to be prepared all required U.S. federal, state, local and foreign tax returns of the Company in accordance with applicable Law and shall cause such tax returns to be timely filed.

9.3                               Fiscal Year. The fiscal year of the Company shall be as determined by the Board.

9.4                               Tax Matters Member. MC Holding shall be the “tax matters partner” (within the meaning of Section 6231 of the Code) to the extent applicable for taxable years beginning before December 31, 2017, and the “partnership representative” (within the meaning of Section 6223(a) of the Code, as amended by the Budget Act) (in each case, Tax Matters Member”).  Each Member agrees that the Board is authorized to take (or cause the Company to take) such other actions as may be necessary pursuant to the Treasury Regulations or other IRS or Treasury guidance to cause the Tax Matters Member to be designated as the “partnership representative.”  The Tax Matters Member is authorized to represent the Company before the Internal Revenue Service and any other governmental agency with jurisdiction, and to sign such consents and to enter into settlements and other agreements with such agencies as MC Holding deems necessary or advisable. The Board may replace the Tax Matters Member at any time.

ARTICLE X

MISCELLANEOUS

10.1                        Amendments. This Agreement may be amended or modified and any provision hereof may be waived only by the Majority in Interest; provided, however, that any amendment or modification increasing a Person’s capital contribution shall be effective only with that Person’s consent.

10.2                        Entire Agreement. This Agreement, those documents expressly referred to herein and those other documents dated as of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including the Prior Agreement, which is hereby amended and restated as and to the extent provided herein). Notwithstanding anything to the contrary contained in this Agreement or otherwise, it is acknowledged and agreed that all rights and obligations of the parties under the Prior Agreement as of the Closing survived the Closing (and shall survive the amendment and restatement of the Prior Agreement hereby) in accordance with their respective terms; provided, that, from and after the Closing, neither SABMiller nor any of its subsidiaries shall have any further rights or obligations under the Prior Agreement, other than (i) the rights and obligations under Section 10 (Liability and Indemnification; Insurance), Section 11 (Waiver of Certain Duties), Section 26 (Confidentiality), Section 28 (Duration), Section 29 (Arbitration), Section 33 (Severability), Section 38 (Governing Law), Section 39 (Information Rights), Section 40 (Molson Coors and SABMiller Guarantees) (solely to the extent related to rights and obligations of SABMiller or its subsidiaries that survive the Closing), Section 41 (Reasonableness of Provisions) and any other provisions of the Prior Agreement or defined terms under the Prior Agreement necessary to give such provisions of the Prior Agreement effect, each of which will continue in full force and effect (including as if this Agreement had never been entered into), and (ii) to the extent they relate to Tax matters for taxable periods (or portions thereof) ending on or before Closing, the rights and obligations under Section 3.3 (Maintenance of Capital Accounts), Section 16.3 (Withholding), Section 17 (Allocations of Profits and Losses) and Section 25 (Tax Compliance) (other than Section 25.5 (TMA Compliance), each of which shall remain in effect (including as if this Agreement had never been entered into) until the expiration of the statute of limitations for all such taxable periods (or portions thereof); provided that, notwithstanding anything to the contrary in the Purchase Agreement, Section 5.08 of the Purchase Agreement shall have priority over any contrary or conflicting terms in Schedule 8 to the Purchase Agreement or in the Prior Agreement and, in particular, (x) SABMiller shall reimburse the Company for 58% of any costs and expenses incurred by the Company pursuant to Section 25.1 (Tax Returns) or Section 25.4 (Consistent Treatment and Cooperation) of the Prior Agreement, (y) consistent with Section 5.08(e) of the Purchase Agreement, Molson Coors (or its designee) shall be appointed, and SABMiller shall be removed, as Tax Matters Shareholder with respect to all taxable periods of the Company, and (z) any and all reasonable costs and expenses incurred by the Company or any of its affiliates with respect to any Tax audit or Tax proceeding for any taxable period (or portion thereof) ending on or before the Closing Date shall be borne 42% by Molson Coors and 58% by SABMiller.

10.3                        Successors. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding upon the Members and their respective legal representatives, heirs, successors and assigns.

10.4                        Governing Law; Severability. This Agreement is governed by and shall be construed in accordance with the law of the State of Delaware excluding any conflict-of-laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction. In the event of a direct conflict between the provisions of this Agreement and any provision of the Certificate or any mandatory provision of the Act, the applicable provision of the Certificate or the Act shall control. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

10.5                        Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given only (i) when delivered personally to the recipient, (ii) one (1) business day after being sent to the recipient by reputable overnight courier service (charges prepaid) provided that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile (provided that a confirmation copy is sent via reputable overnight courier service for delivery within two (2) business days thereafter), or (iv) five (5) business days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid), in each case to the addresses or telecopy numbers set forth on the Schedule of Members or to such other addresses or telecopy numbers as have been supplied in writing to the Company.

10.6                        Headings; Construction; Counterparts. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural and pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, the feminine and the neuter. All references to Articles and Sections refer to articles and sections of this Agreement. Reference in this Agreement to “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation.” This Agreement may be executed and delivered by each party hereto in separate counterparts (including by means of facsimile or electronic transmission in portable document format), each of which when so executed and delivered shall be deemed an original and both of which taken together shall constitute one and the same agreement.

10.7                        Partition; Appraisal Rights. Each Member waives, until termination of the Company, any and all rights that it may have to maintain an action for partition of the Company’s property. Section 18-210 of the Act (entitled “Contractual Appraisal Rights”) shall not apply or be incorporated into this Agreement and the Members hereby expressly waive all rights under Section 18-210 of the Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Second Amended and Restated Operating Agreement as of the date first written above.

THE COMPANY

MILLERCOORS LLC

By:	/s/ E. Lee Reichert
Name:	E. Lee Reichert
Its:	Assistant Secretary

MEMBERS

MC HOLDING COMPANY LLC

By:	/s/ E. Lee Reichert
Name:	E. Lee Reichert
Its:	Secretary

MILLERCOORS HOLDINGS LLC

By:	/s/ E. Lee Reichert
Name:	E. Lee Reichert
Its:	Secretary

MILLER COORS LLC

Schedule of Members

November 30, 2016

MEMBER AND NOTICE ADDRESS	CLASS A SHARES	CLASS B SHARES
MC Holding Company LLC 1801 California Street, Ste. 4600 Denver, Colorado 80202 Attention: Samuel Walker, Chief Legal Officer E. Lee Reichert, Secretary Facsimile: (303) 927-2416 Email: samuel.walker@molsoncoors.com lee.reichert@molsoncoors.com	747,775	160,000

MillerCoors Holdings LLC 1801 California Street, Ste. 4600 Denver, Colorado 80202 Attention: Samuel Walker, Chief Legal Officer E. Lee Reichert, Secretary Facsimile: (303) 927-2416 Email: samuel.walker@molsoncoors.com lee.reichert@molsoncoors.com	92,225	—
Totals:	840,000	160,000